Exhibit 5.1

June 18, 2025

Board of Directors

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc. (the “Company”), a Delaware corporation, in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by YA II PN, LTD (“Yorkville”) of up to 20,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a standby equity purchase agreement, dated as of May 30, 2025, by and between the Company and Yorkville (the “SEPA”). Such shares of Common Stock include (i) up to 17,334,754 shares of Common Stock that the Company may, in its sole discretion, elect to sell to Yorkville, from time to time pursuant to the SEPA (the “Purchase Shares”) and (ii) 2,665,246 shares of Common Stock that the Company has issued or will issue to Yorkville, as consideration for Yorkville’s commitment to purchase shares of Common Stock in one or more purchases that the Company may, in its sole discretion, direct them to make, from time to time pursuant to the SEPA (the “Commitment Shares”). The Commitment Shares consist of 1,332,623 shares of Common Stock that the Company issued to Yorkville upon the execution of the SEPA (the “Issued Commitment Shares”) and 1,332,623 shares of Common Stock that the Company will issue to Yorkville 90 days following the date of the SEPA (the “Remaining Commitment Shares”). The Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities.”

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Company and the Certificate of Amendment thereto, in the form filed as Exhibits 3.2 and 3.4 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company and the Amendment thereto in the form filed as Exhibits 3.1 and 3.5 to the Registration Statement; (iii) the SEPA in the form filed as Appendix F to the preliminary proxy statement on Schedule 14A filed by the Company with the Commission on May 30, 2025; (iv) certain resolutions of the board of directors of the Company; and (v) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, upon (i) due action by the board of directors of the Company or a duly appointed committee thereof to determine the price per share of the Purchase Shares, and (ii) the due execution and delivery of the SEPA by the parties thereto:

(1)	the Issued Commitment Shares have been duly authorized, validly issued, fully paid and are non-assessable;
(2)	when issued in accordance with the SEPA, the Remaining Commitment Shares will be duly authorized, validly issued, fully paid and non-assessable; and

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June 18, 2025 Page 2

(3)

when issued and paid for in accordance with the SEPA, the Purchase Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Sincerely,

/s/ Holland & Hart LLP